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                                                                EXHIBIT 10.30(a)

                              EMPLOYMENT AGREEMENT



     This AGREEMENT is made by and between Luther Medical Products, Inc., a California corporation (the "Company"), and RONALD B. LUTHER (the "Executive").

     WHEREAS, the Company wishes to retain Executive as a Vice President, Research and Development; and

     WHEREAS, the Executive possesses an intimate knowledge of the business affairs of the Company, its policies, methods, personnel, and products; and

     WHEREAS, the Executive is desirous of continuing to commit himself to serve the Company on the terms herein provided;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1.  Employment.  The Company hereby agrees to continue to employ the
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Executive on the terms and conditions set forth herein and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

     2.  Position and Duties.  The Executive shall serve as Vice President,
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Director of Research and Development of the Company and shall be accountable to the Board of Directors for the research and development activities of the Company, shall report directly to the Chief Executive Officer of the Company ("CEO") and shall have such other powers and duties as may from time to time be prescribed by the Board or the CEO consistent with this position, including ongoing direct interaction with and support of patent counsel in support of existing patents and prosecution of future patent applications on the Company's behalf. During the term of this Agreement, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

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     3.   Compensation and Related Matters.
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          (a) Base Salary. The Company shall pay to the Executive a base salary
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at the annual rate of not less than $115,000.00 ("Base Salary"), payable in substantially equal semi-monthly installments. Executive's salary will only be reduced in the event, and to the same proportionate extent, there is a reduction in the salary of the Chief Executive Officer.

          (b) Royalties.  Subject to Section 8(a) hereof, during each of the
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five (5) years following the earlier of (i) the termination of this Agreement, pursuant to the terms of Section 5 hereof for any reason (other than if the Executive has been convicted of committing a felony involving malfeasance or moral turpitude) or (ii) November 19, 1998 the Company shall pay to the Executive compensation ("Royalties") equivalent to two percent (2%) of the "net sales price" of all products manufactured by, or on behalf of the Company for which the Company received a 510(k) notification from the United States Food and Drug Administration that bears a date on or after November 19, 1993. No Royalties shall accrue in favor of the Executive during the period that the Company is responsible to pay Base Salary to the Executive. All Royalties shall be paid in cash, quarterly, in arrears.

     For purposes of this Agreement, "net sales price" shall mean all revenues from sales of relevant royalty products received by the Company in arms-length transactions for commercial purposes, whether a sale, lease, or other transaction, less sales, excise, and use taxes; export or import duties; freight; credits for claims; and allowances for returns from, and samples to, purchasers. Notwithstanding the above, in the event that the Company shall grant licenses or shall otherwise transfer to unaffiliated third parties certain patent rights to sell relevant royalty products, sales or leases thereof by such third parties shall be deemed to be sales or leases by the Company; provided, however, that the calculation of such "third-party generated" Royalties shall be reduced from two percent (2%) to one percent (1%) of the royalty revenues and/or lump sum payments received by the Company.

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     Notwithstanding the above, in the event that, during the period that
Royalties are to be paid by the Company to the Executive, and the Executive has not been terminated under the provisions of Paragraph 5(c), the Executive elects to engage in business activities related to the Company's that are the same or substantially similar to the businesses, products, services, or markets of the Company, or any division or subsidiary thereof, the Executive shall so advise the Company in advance of the commencement of such activities by him. Unless the Company shall consent in writing to his commencement of such business activities, then, during the period that Royalties are to be paid by the Company to the Executive, the Executive shall not, directly or indirectly, compete with the Company, or any division or subsidiary thereof, in the business of the Company or any division or subsidiary thereof, whether such competition shall be as an officer, director, owner, employee, partner, or consultant. For the purposes of this Agreement, the Company's "business" shall be deemed to consist of research and development, design, manufacture, fabrication, production, licensure and marketing of intra-vascular catheters, split, peel-away needles and medical devices and products related thereto. Notwithstanding anything to the contrary set forth above, in the event the Executive elects to engage in a business competitive to the Company's without its consent, he may elect to do so by voluntarily terminating the obligation of the Company under this Agreement to pay Royalties to him; such termination shall fully discharge the Company's obligations hereunder.

          (c) Bonus Payments.  In addition to Base Salary, the Executive shall
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be entitled to receive such bonus payments, if any, as the Compensation
Committee may determine pursuant to the Company's bonus plan, if, when, and as adopted and modified from time to time.

          (d) Expenses.  During the term of his employment hereunder, the
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Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures presently established by the Board for

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the Company's senior executive officers) in performing services hereunder, provided that the Executive properly accounts by submitting receipts therefor in accordance with Company policy. Expenses in excess of $1,000 must be approved in advance by the CEO.

          (e) Vacations.  The Executive shall be entitled to three weeks'
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vacation in any Company fiscal year (earned pro rata in any Company fiscal year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such Company fiscal year during which he is so employed). The Company's fiscal year commences July 1 and concludes June 30. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

     4.   Representations and Covenants of the Executive.
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          (a) Office Space.  Executive hereby confirms his approval of the floor
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plans for his new office space, in substantially the form attached hereto as

Exhibit A.
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          (b) Covenants.   Executive further agrees that:
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              (i)    he recognizes and is bound by the terms of the
Confidentiality and Patent Assignment Agreement dated February 14, 1992 between the Company and Executive;

              (ii) while employed by the Company, he will not take any other action which is harmful to the Company, its operations or its prospects, including, but not limited to, acting as a consulting or testifying expert witness on behalf of or against any medical device manufacturer in connection with medical devices or in any U.S. federal or state court or any other foreign court unless compelled to do so by subpena or court order, copy of which is hand delivered to the Chief Executive Officer of the Company within 48 hours of receipt by Executive;

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               (iii) while employed by the Company, he will abide by lawful actions taken by resolution of the Board of Directors at a duly convened meeting or by unanimous written consent so long as such actions are not in contravention of this Agreement;

               (iv) while employed by the Company, he will not talk to shareholders, the press, the Investment Community or the Peer Group regarding the Company's confidential results and condition unless and until the Board adopts a resolution specifically authorizing him to engage in such discussions or he is directed to do so by the Company's Chief Executive Officer; or

               (v) while employed by the Company, he will fully disclose to the Board any transaction affecting in any way the Company in any material respect which is of personal benefit.

          (c)  Patents.  All patents and patent applications prepared by or in
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connection with Executive on behalf of the Company shall be subject to the prior written approval of the Chief Executive Officer, or a person authorized thereby, prior to filing of such patent or patent application.

     5.   Termination.  The Executive's employment hereunder may be terminated
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under only the following circumstances:

          (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability.  If, as a result of the Executive's incapacity due to
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physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for 90 consecutive calendar days, and within 30 days after written notice of termination is given (which may occur only after the end of such 90-day period) shall not have returned to the performance of his duties hereunder substantially on a full-time basis, the Company may terminate the Executive's employment hereunder.

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          (c) At Will Termination.  The Company may terminate the Executive at
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will, without cause, upon written notice, but only after December 31, 1995.
However, if the Company elects to terminate the Executive at will, then the Company shall pay the Executive (i) his full Base Salary to the Date of Termination, subject to the provisions of Section 3(a) hereof, (ii) a sum equivalent to sixteen (16) months' salary in equal monthly installments for sixteen (16) months payable beginning the month following the last month the Base Salary was paid, and (iii) the payment of Royalties in the manner specified in Subsection 3(b), and such payments shall fully discharge the Company's obligations hereunder.

          (d) Termination by the Executive.  The Executive may terminate his
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employment hereunder at any time with thirty (30) days prior written notice to the Company in which case no further payments will be made except pursuant to paragraph 3(b).

     6.  Notice of Termination; Date of Termination.  Any termination of the
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Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall state the effective date thereof.

     7.  Compensation Upon Death or Disability.
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         (a) If the Executive's employment shall be terminated by reason of his death, the Company shall pay to such person as he shall designate in a notice filed with the Company, or, if no such person shall be designated to his estate
(i) his Full Base Salary to the date of his death, (ii) a sum equivalent to one month's salary for each year following the effective date of the Company's Registration Statement on Form S-18, i.e., November 12, 1980, which sum shall be paid in equal monthly installments for the relevant number of months, (iii) the payment of Royalties in the manner specified in Subsection 3(c), and (iv) any payments the Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension

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or employee benefit plan or life insurance policy presently maintained by the
Company for the Executive or his spouse's benefit, and such payments shall fully discharge the Company's obligations hereunder.

          (b) During any period that the Executive fails to perform his duties hereunder as a result of disability due to physical or mental illness, the Executive shall continue to receive his full Base Salary and bonus payments unless and until the Executive's employment is terminated. After termination, the Executive shall be paid (i) his full Base Salary to the Date of Termination,
(ii) a sum equivalent to one month's salary for each year following the effective date of the Company's Registration Statement on Form S-18, i.e., November 12, 1980, which sum shall be paid in equal monthly installments for the relevant number of months, and (iii) the payment of Royalties in the manner specified in Subsection 3(b), and such payments shall fully discharge the Company's obligations hereunder.

     8.  Successors; Binding Agreement.
         -----------------------------

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and such successors shall be entitled to all benefits under the Agreement; provided, however, that such successor may, at its sole discretion, limit the Royalties payable to the Executive during the five year period specified in section 3(b) of this Agreement to the greater of (i) nothing if Executive has already received from Company Royalties in excess of $2,000,000 as of the effective date of any such succession or (ii) a maximum aggregate payment by the Company and any successor of $2,000,000; and provided

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further that such successor may, as an alternative to the foregoing option (ii)
pay a lump sum as full payment for all Royalties to be paid under this Agreement. In the event that the successor chooses the lump sum payment method then the lump sum shall be calculated as shown in Exhibit B. Failure of the
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Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as if this Agreement were terminated pursuant Section 5(c), above, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbe fore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 8 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights and obligations, including the obligations of Section 4 hereof, of the Executive hereunder shall be binding on and inure to the benefit of and be enforceable by the Executive's devisee, legatee, or other designee or, if there be no such designee, by the Executive's estate.

     9.   Notice.  For purposes of this Agreement, notices and all other
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communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

   If to the Executive:

     Ronald B. Luther
     530 Kings Road
     Newport Beach, California 92660

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     With a copy to:

     Kenneth M. Kaplan, Esq.
     Pillsbury Madison & Sutro
     600 Anton Boulevard, Suite 1100
     Costa Mesa, CA  92626-7147

   If to the Company:

     Luther Medical Products, Inc.
     14332 Chambers Road
     Tustin, California 92680
     Attention: David Rollo

     With a copy to:

     Bruce R. Hallett, Esq.
     Brobeck, Phleger & Harrison
     4675 MacArthur Court, Suite 1000
     Newport Beach, California  92660-1846

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     10.  Miscellaneous.  This Agreement supersedes all prior agreements
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except (i) the Warrant Agreement dated May 6, 1994 between the Company and
Executive, (ii) the Confidentiality and Patent Assignment Agreement dated February 14, 1992 between the Company and the Executive, (iii) that certain Letter Agreement between the Company and the Executive dated September 25, 1995, and (iv) rights arising from agreements to be entered into pursuant to the Unanimous Written Consent of Action in Lieu of Board Meeting dated September 18, 1995, and contains the entire Agreement between the parties and has been jointly drafted after negotiation and advice of counsel. No provisions of this Agreement may be modified, waived, or discharged, unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designed by the Board. No waiver by either party hereto of, or in compliance with, any condition or provision of this

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Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California.

     11.  Validity.  The invalidity or unenforceability of any provision or
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provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12.  Counterparts.  This Agreement may be executed in several
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counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13.  Attorney's Fees.  If either party to this Agreement seeks to
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enforce his or its rights under this Agreement, the prevailing party shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.

     14.  Arbitration.  In the event of any dispute or claim relating to or
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arising out of this Agreement that cannot be settled amicably by agreement of the parties, the Company and the Executive agree that all such disputes or claims shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Orange County, California. Arbitration shall be conducted by three (3) arbitrators, one of whom shall be selected by each party, and the third by the other two (2) arbitrators, all within the time limits

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established by the then existing rules of the AAA.  The provisions of California
Code of Civil Procedure Section 1283.05 (Right to Discovery) shall be applicable in any such arbitration. It is agreed that in any such arbitration, the duly appointed arbitrators may consider and award relief on any and all remedies available under this Agreement to either of the parties thereto. The decision of the arbitrators shall be final and without appeal, and may be enforced in any court having jurisdiction over the parties or their current assets.

Any dispute arising out of or in connection with this Agreement shall be finally settled without recourse to the courts.


     DATED:  ____________, 1995
                                    LUTHER MEDICAL PRODUCTS, INC. ("Company")


                                    By:
                                        _______________________________________
                                         David Rollo, Chairman of the Board and
                                         Chief Executive Officer

APPROVED AS TO FORM:

____________________________________
D. Ross Hamilton
Member of the Compensation Committee

____________________________________
Jack W. Payne
Chairman of the Compensation Committee

____________________________________
Mark S. Isaacs
Director

                                    RONALD B. LUTHER ("Executive")


                                    ______________________________
                                    RONALD B. LUTHER

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                                   EXHIBIT B
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          The period over which Royalties are to continue to be paid shall be determined by subtracting the period over which Royalties had already been paid, if any, under this Agreement, from a total of five (5) years.

          A monthly Royalty stream shall be projected to be paid, over the period calculated above.

          The payment rate shall be assumed to start at a rate equal to the average of the three (3) months immediately preceding the date of succession.

          The Royalty rate will be assumed to have a constant monthly rate of growth, over the period, such that the total Royalties paid over the period equals the contract level. ($2,000,000, less any Royalties paid prior to the date of succession.)

          The lump sum shall be calculated by performing a "net present value calculation" assuming the federal discount rate in effect on the date of succession.